UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 21, 2011

Date of Report (date of earliest event reported)

NETFLIX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-49802	77-0467272
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Winchester Circle

Los Gatos, CA 95032

(Address of principal executive office) (Zip Code)

(408) 540-3700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On November 21, 2011, Netflix, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, as the representatives of the several underwriters listed on Schedule I attached thereto, to issue and sell 2,857,143 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company in an offering registered pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-178091) and a related prospectus, in each case filed with the Securities and Exchange Commission. The Company estimates that the net proceeds from the offering will be approximately $199.7 million, after deducting estimated offering expenses. The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K, and is incorporated by reference in the Registration Statement. The description of the Underwriting Agreement in this report is a summary and is qualified in its entirety by the terms of the Underwriting Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

1.1	Underwriting Agreement, dated as of November 21, 2011, by and among the Company, Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters listed on Schedule I attached thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETFLIX, INC.

Date: November 22, 2011	By:	/s/ David Wells
		Name:	David Wells
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of November 21, 2011, by and among the Company, Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters listed on Schedule I attached thereto.